Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Andrew Wamser (954) 769-7023 wamsera@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com

AutoNation Announces Reported Retail New Vehicle Unit Sales of 25,555 in
November 2015, down 6% versus November 2014

•	For industry sales reporting purposes, November 2015 has three fewer calendar days than November 2014

•	Announced agreement to acquire Renton Honda in Washington state, representing approximately $70 million in annual revenue

FORT LAUDERDALE, Fla., December 2, 2015 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that it reported to automotive manufacturers, based on their respective sales transaction reporting standards, retail sales of 25,555 new vehicles in November 2015, a decrease of 6% as compared to November 2014. November 2015 reported retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	7,696 for Domestic, down 4% versus November 2014,

•	11,884 for Import, down 8% versus November 2014, and

•	5,975 for Premium Luxury, down 3% versus November 2014.

On a same-store basis, reported retail new vehicle unit sales in November 2015 decreased 7% as compared to November 2014.

AutoNation also announced that it has signed an agreement to acquire Renton Honda in the Seattle-Bellevue market in the state of Washington, where AutoNation currently operates 27 franchises. The annual revenue for this store is approximately $70 million. The acquisition is subject to manufacturer approval and other customary closing conditions and is expected to be completed by the end of 2015.

AutoNation expects to report December 2015 retail new vehicle unit sales on Wednesday, January 6, 2016.

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The information provided in this news release is based on unaudited sales reports provided by our stores to the applicable automotive manufacturers (excluding units sold by the stores that we acquired from Carl Gregory Auto Group in November 2015, which units will be included in the Company’s reported retail new vehicle unit sales news releases beginning with the release for the month of December 2015). These reports are prepared based on the sales transaction reporting standards established by the applicable automotive manufacturers, which differ from revenue recognition and other requirements under generally accepted accounting principles (“GAAP”). For example, the classification of certain transactions under the standards established by certain such manufacturers differs under GAAP. Transactions reported as retail sales include vehicles placed into certain manufacturer-approved demonstrator vehicle and service loaner programs, which vehicles may be sold by our stores to retail customers as new or used vehicles under GAAP in subsequent periods. Manufacturers sometimes provide marketing incentives to place vehicles into such programs during particular periods. In addition, the sales reports are based on the time periods set by the automotive manufacturers for reporting monthly sales, which generally differ from the calendar month and may be modified by particular manufacturers from time to time. As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, reported retail sales are subject to seasonal trends. Consequently, reported retail sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the U.S. Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2014 and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional information regarding our business. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

NOTE: Due to a systems malfunction with its retail reporting system, Mercedes-Benz USA delayed its reporting of November 2015 vehicle sales by one calendar day. AutoNation’s November 2015 reported retail new vehicle unit sales are based on the original industry reporting calendar for November 2015.

About AutoNation, Inc.
AutoNation is America’s largest automotive retailer, currently owning and operating 343 new vehicle franchises from coast to coast. AutoNation sold its 10 millionth vehicle in 2015, the first automotive retailer to reach this milestone. AutoNation is also the only automotive retailer to guarantee every vehicle sold is recall free. A commitment to delivering a peerless experience through customer-focused sales and service processes is what drives AutoNation’s success. In 2015, AutoNation committed $1,000,000 to support the Breast Cancer Research Foundation through its Drive Pink Campaign. AutoNation is transforming the automotive industry through bold leadership, technology and innovation.

Please visit investors.autonation.com, www.autonation.com, www.autonationdrive.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.